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                          TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (the "Agreement"), dated as of May 19, 2000, is between 8x8, Inc., a Delaware corporation ("Licensor"), and Interlogix, Inc., a Delaware corporation ("Licensee").

                                    RECITALS

Licensor and Licensee have entered into an Asset Purchase Agreement under which Licensor has agreed to sell, and Licensee has agreed to buy the Business (as defined below) of Licensor.

The continued operation of the Business depends on (among other things) Licensee's ability to use certain technology and intellectual property associated with the Business. Therefore, in connection with the acquisition, Licensee needs to acquire, and Licensor is willing grant, the following licenses.

                                    AGREEMENT

Section 1. Consideration. The consideration for this Agreement is the promises contained herein and the consideration provided pursuant to the Asset Purchase Agreement.

Section 2. Definitions.

        2.1. "Asset Purchase Agreement" means the asset purchase agreement between the parties dated the Effective Date.

        2.2. "Business" means Licensor's business of the designing, developing, manufacturing and selling Licensor Products.

        2.3. "Core Software" means (a) all software included in the Reference Designs and (b) those portions of the Licensed Software that were used by Licensor in its videoconferencing business on or before the Effective Date.

        2.4. "Documentation" means manuals and other materials, drawings, plans, designs, specifications, instructions, models, blueprints, records, data, diagrams, schematics, circuit drawings, bills of materials, manufacturing books, manufacturing flows, test data and instructions, software ROMs, development tools, documents relating to training and regulatory testing and approvals in any medium, related to the Licensed Technology. For Licensed Technology that exists on the Effective Date, Documentation is limited to presently available documentation, in its existing form. Documentation will include any of the foregoing associated with upgrades provided pursuant to Section 4.1.

        2.5. "Effective Date" means the date set forth in the opening paragraph of this Agreement.

        2.6. "Field of Use" means remote monitoring, security and telemedicine, without geographical limitation. "Security" means equipment or services for physical security for

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persons and tangible property, such as anti-intrusion, anti-theft, fire, burglary, and audio and/or video monitoring.

        2.7. "Intellectual Property" means any patents and patent applications, know how, processes, designs, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, mask works, trade secrets, inventions and technology (whether or not patentable), confidential and proprietary information, domain names, software, databases and other collections and compilations of data, rights of publicity/privacy, or other intellectual property.

        2.8. "Licensed Products" means any system level products (e.g., products ready for sale to an end-user) or board level products (e.g., functionally completed products that, with the addition of a casing or a similar exterior, are ready for sale to an end-user) designed for or sold in the Field of Use, and related Documentation.

        2.9. "Licensed Software" means all versions of the source code, object code, and related Documentation contained in the Licensor Products and Reference Designs.

        2.10. "Licensed Technology" means the Licensor Products, the Licensed Software, the Reference Designs and the Documentation.

        2.11. "Licensor Products" means Licensor's remote surveillance module ("RSM") products, which exist as of the Effective Date, and related Documentation, which are the following: RS-232Pod, RSM-700, RSM-1500, RSM-1500E, RSM-1500xp, RSM-1600 (including version 2.4), RSM-3000, VC1050 and, when completed, RSM-2000.

        2.12. "Licensor Semiconductors" means Licensor's LVP, VCP, and VCPex semiconductors and any other semiconductors Licensor makes available to its videoconferencing OEMs for videoconferencing applications which could be used in Licensed Products. Licensor Semiconductors includes semiconductors made pursuant to Licensee's exercise of its rights under the Supply Agreement. Licensor Semiconductors do not include the Licensed Software.

        2.13. "Products" means Licensor Products and Licensed Products.

        2.14. "Reference Designs" means the DVC-9 reference design (for H.320 and H.324 on the VCP and LVP semiconductors respectively), the DVC-10 reference design (for H.320 and H.323 on the VCPex semiconductor), and any new or future reference designs that Licensor makes available for videoconferencing applications within 3 years of the Effective Date, including, in all cases, all applicable design information and related Documentation.

        2.15. "Supply Agreement" means the Supply Agreement between the parties dated the Effective Date.

        2.16. "Third Party License Agreements" means the agreements set forth in
Schedule 5.5 hereto.



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        2.17. "Transaction Documents" has the meaning set forth in the Asset
Purchase Agreement.

        2.18. "Useful Patents" means the patents listed in Schedule 2.18 hereto.

Section 3. License.

        3.1. License Grants. Licensor grants Licensee a perpetual, irrevocable, fully-paid, worldwide license in the Field of Use under all of Licensor's Intellectual Property, solely to do the following:

            3.1.1. Products. To make, have made, reproduce, modify, have modified, sell, offer, distribute, import, export, and use Products. This license is sole and exclusive to Licensee with respect to Licensor Products. The use of Documentation, Licensed Software, Reference Designs and Licensor Semiconductors in connection with the foregoing is subject to the terms and conditions set forth below.

            3.1.2. Documentation. To reproduce, have reproduced, modify, have modified, incorporate into other materials prepared by or for Licensee, and use the Documentation, in whole or in part, by any means now known or developed in the future. This license is sole and exclusive to Licensee with respect to (a) Documentation relating solely to Licensor Products, and (b) Documentation solely related to the Licensed Software other than the Core Software.

            3.1.3. Licensed Software. To use, reproduce, modify, have modified the Licensed Software and to distribute the Licensed Software in object code only. Source code of Licensed Software may not be distributed to any third party except as provided for in Section 3.1.5. (For purposes of exercise of the License (Section 3), providing a copy of Licensed Software or other licensed material to someone who is modifying the material for Licensee (e.g., a contract programmer) or using, reproducing, or making the material for Licensee (e.g., a contract manufacturer) is not a distribution.) Licensed Software may only be distributed as installed on Licensor Semiconductors. This license is sole and exclusive to Licensee except with respect to Core Software.

            3.1.4. Reference Designs. To use, reproduce, modify and have modified the Reference Designs. This license is non-exclusive and may not be sublicensed.

            3.1.5. Sublicensing.

        Licensee may sublicense the rights granted pursuant to Sections 3.1.1,
3.1.2 and 3.1.3 subject to the following restrictions: (a) source code and Documentation for Reference Designs may not be sublicensed or distributed; (b) source code for Licensed Software other than Reference Design software may not be sublicensed or distributed without Licensor's prior written consent except to third parties to whom Licensee may assign this Agreement without Licensor's consent as provided for in Section 9.3; and (c) the sublicense must be subject to a written agreement which is consistent with the terms and conditions set forth herein, no less


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restrictive, and (d) the written agreement must make Licensor a third-party beneficiary with respect to restrictions on sublicensee's use of the Licensed Technology, and Licensee must provide Licensor with a copy of such agreements.

        To the extent a sublicensee requires Licensor Semiconductors to manufacture Products, Licensee may sell Licensor Semiconductors on a stand-alone basis to sublicensees solely for inclusion in Products, provided: (i) Licensee imposes the same restrictions on sublicensees as are applicable to Licensee with respect to Licensor Semiconductors as set forth herein and in the Supply Agreement; (ii) Licensee obtains Licensor's prior written permission, which Licensor will not withhold unreasonably; (iii) Licensor shall have no responsibility whatsoever to any sublicensees (e.g., no representations, warranties, support, etc.); and (v) sublicensees must use the Licensor Semiconductors with software provided by Licensee as further modified by sublicensee.

            3.1.6. Service Providers. Notwithstanding anything herein to the contrary, Licensee may provide Licensed Technology (including source code) to a third party under contract with Licensee to provide services to Licensee (a "Service Provider") provided that Licensee contractually requires the Service Provider (a) to use the Licensed Technology solely for and on behalf of Licensee, (b) not to provide the Licensed Technology to any third party, (c) to treat all confidential information relating to the Licensed Technology as confidential information only for use for the benefit of Licensee, and (d) to otherwise use the Licensed Technology in a manner consistent with the this Agreement, and provided that the contract makes Licensor a third-party beneficiary with respect to restrictions on the Service Provider's use of the Licensed Technology.

            3.1.7. Trademark. To use the "8x8" trademark and logo, as further described in Schedule 3.1.6 (each a "Mark"), in connection with the sale and distribution of Licensor Products and related services for 1 year after the Effective Date. All uses shall be consistent with the guidelines set forth in
Schedule 3.1.6. Deviations therefrom shall be subject Licensor's approval, which approval will not be unreasonably withheld. Licensor will not take any action that will adversely effect Licensee's rights pursuant to this section (e.g., ceasing to maintain Mark). This right may not be sublicensed.

            3.1.8. Right to Enforce. To the extent not otherwise provided by law or this Agreement, Licensor grants Licensee the right to enforce all Intellectual Property rights in Licensed Technology with respect to areas in which Licensee has an exclusive license hereunder, provided that Licensee first notifies Licensor of any such infringement and Licensor fails to initiate an infringement action within a reasonable amount of time, not to exceed 180 days after such notice, or in the case of infringement by a Licensor customer, 90 days. Each party will cooperate with the other in any such enforcement. If Licensee wishes to exercise its right to initiate a suit or action under this section, but lacks standing to do so or is required by law to join Licensor, then Licensee may cause Licensor to initiate such a claim or join Licensor, as applicable; provided, however, that Licensee has sole control of the prosecution and settlement of such suit or action and Licensee indemnifies and holds harmless Licensor



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from all consequent liability and promptly reimburses all reasonable expenses
(including attorney's fees) of Licensor.

        3.2. Improvements. Licensee shall have all right, title, and interest in any Intellectual Property in any improvements Licensee makes to the Documentation, Licensed Technology, or Products; provided that Licensor retains all rights in the Licensed Technology.

        3.3. Rights Not Granted to Licensee. Notwithstanding anything herein to the contrary, this Agreement does not grant Licensee the right to: (a) make, have made, reproduce, modify, have modified Licensor Semiconductors except as provided for in the Supply Agreement; (b) sell, offer, distribute, import or export Licensor Semiconductors other than in Products or as provided for in
Section 3.1.5; or (c) sell, offer, distribute, sublicense, import or export Licensed Software, or any derivative works thereof, except in connection with Products containing Licensor Semiconductors, and in the case of code, installed on Licensor Semiconductors.

        3.4. Licensor Rights and Restrictions. Licensor will not sell, license or otherwise provide Licensor Products or Licensed Software, other than Core Software, to any other company, person or entity. In addition, for three years following the Effective Date, Licensor will not (i) enter into any development agreements for Licensed Products with any other company, person or entity operating primarily in the Field of Use, or that owns a division operating primarily in the Field of Use (ii) own, invest in (other than ownership of not more than two percent of a publicly traded company), manage, operate or control any business which at any relevant time during such three year period operates primarily in the Field of Use, (iii) assist any company, person, or entity in developing Products in the Field of Use, other than regular applications engineering support provided to OEMs for videoconferencing products, or (iv) sell, license, or otherwise provide Licensed Products containing Licensor Semiconductors. For purposes of this Section 3.4 only, the Field of Use shall not include applications including audio transmission over data networks (e.g., Voice-over-Internet Protocol). Notwithstanding anything in the Transaction Documents (other than this Section 3.4) to the contrary, Licensor may (x) use the Core Software for any purpose, (y) enter into development agreements concerning products outside the Field of Use and (z) use Licensor Semiconductors for any purpose other than for the sale of Licensor Products. Except as otherwise set forth in the Transaction Documents, Licensor retains all rights and ownership in its technology and Intellectual Property.

Section 4. Maintenance and Support.

        4.1. Upgrades. Licensor will promptly notify Licensee about, and upon request, make available to Licensee, without cost to Licensee for 3 years from the Effective Date, all releases (including alpha and beta releases) of upgrades and enhancements of any kind (including both audio and video) to the Licensed Software or Reference Designs that Licensee offers or provides to its videoconferencing OEM customers for videoconferencing applications, except for any upgrade or enhancement that is specially developed and paid for by a specific customer. After 3 years, Licensor shall offer all such upgrades to Licensee on the most


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favorable terms provided to any of its videoconferencing OEM customers. In the event Licensor offers defect and error correction services pursuant to a maintenance agreement to any of its videoconferencing OEM customers, Licensor shall offer such services to Licensee on the most favorable terms provided by Licensor to any such videoconferencing OEM customers.

        4.2. Training. Licensor will provide the following training at no cost to Licensee for as many engineers or other personnel as Licensee desires: (a) one week of full training on the Licensed Software, Reference Designs, at a date to be mutually agreed; and (b) 40 hours of additional training and support as requested by Licensee. Licensor will provide support and training in addition to that described above, on an as available basis, at the rate of $200 per hour, as requested by Licensee. Licensee will be responsible for all of Licensee's costs incurred in connection with any such training (e.g., travel expenses, telephone expenses, etc.).

Section 5. Representations and Warranties. Licensor represents and warrants that:

        5.1. The Licensed Technology encompasses all Licensor owned materials necessary to enable Licensee to manufacture Licensor Products. Other than materials readily available on the open market, the Licensed Technology is the only material Licensee needs to manufacture Licensor Products, provided, however, that Licensee understands and agrees that other materials (such as physical assets such as a foundry, presses, raw materials, etc.) are necessary to utilize the Licensed Technology in the manufacture of Licensed Products.

        5.2. The Licensed Software, including any Upgrades, will be provided in the same manner as they have been used by Licensor prior to the Effective Date and are (i) free from viruses, worms and other such harmful code, (ii) fit for use in Licensor Semiconductors in Licensor Products, and (iii) in conformity, in all material respects, to Licensor's specifications existing on May 1, 2000, and, for any upgrade, Licensor's specifications for such upgrade.

        5.3. Licensor has not licensed to any third party any right, that is inconsistent with the terms of this Agreement.

        5.4. Licensor has the right to grant the licenses contained in this Agreement. Licensor's signing and performance of this Agreement does not violate any agreement in which Licensor is a party.

        5.5. Except for the Intellectual Property licensed pursuant to the agreements set forth in Schedule 5.5, Licensor has all right, title and interest in the Licensed Technology and in all Intellectual Property (excluding third party patents) therein. Licensor is not in breach of any such agreement. To Licensor's knowledge, there exists no breach of such agreements by any other party thereto.

        5.6. Except as set forth in Schedule 5.6, Licensor has received no notice from a third party that the Licensed Technology infringes the Intellectual Property rights of such third party, and to Licensor's knowledge, no such infringement exists.


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        5.7. To Licensor's knowledge, neither Licensor's performance of this
Agreement nor Licensor's grant to Licensee of the licenses hereunder violate any law or regulation (including federal, state, local, and foreign).

        5.8. Licensor does not have any pending claim that a third party has infringed, diluted, misappropriated or otherwise violated any Licensed Technology, and Licensor is not aware of any basis for such a claim.

        5.9. Licensor has taken commercially reasonable steps that are required to protect Licensor's rights in material trade secrets, know how or other confidential or proprietary information (including, without limitation source code) related to the Licensed Technology. Without limiting the foregoing, Licensor has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements, except where the failure to do so would not have a material adverse effect on Licensor's interest in the Licensed Technology.

        5.10. EXCEPT AS OTHERWISE PROVIDED IN THE TRANSACTION DOCUMENTS, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO INTELLECTUAL PROPERTY OR SERVICES PROVIDED HEREUNDER, AND LICENSOR HEREBY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF, SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

Section 6. Indemnification.

        6.1. By Licensor. Licensor will defend, indemnify and hold harmless Licensee and its affiliates and their respective directors, officers, employees and agents against losses, liabilities, damages, actions, claims, judgments, costs and expenses (including reasonable attorney's fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened or the enforcement of this Section) ("Losses") to the extent relating to (a) a breach of any representation or warranty of Licensor contained herein, or (b) a claim that that the Licensed Technology infringes the Intellectual Property of another party, except to the extent Licensee is obligated to indemnify Licensor pursuant to Section 6.2 or such claim is based on infringement of the Useful Patents.

        6.2. By Licensee. Licensee will defend, indemnify and hold harmless Licensor and its affiliates and their respective directors, officers, employees and agents against Losses to the extent relating to (a) a breach of any representation or warranty of Licensee contained herein, (b) a claim that (i) any improvement, modification, or upgrade to the Licensed Technology by Licensee, or (ii) any combination of the Licensed Technology with technology provided by Licensee, infringes the Intellectual Property of another party, except to the extent Licensor is obligated to indemnify Licensee pursuant to
Section 6.1 or such claim is based on infringement of the Useful Patents.


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        6.3. Other Remedies. If any third party claim of infringement materially disrupts Licensee's quiet enjoyment and use of the Licensed Technology, Licensor shall do one of the following, at Licensor's selection and at no cost to Licensee, (a) replace the infringing technology with functionally equivalent and noninfringing technology; (b) modify the infringing technology to avoid the infringement, while maintaining its functional equivalence; or (c) obtain a license for Licensee, at no cost to Licensee, to continue to use the infringing technology.

        6.4. Procedure. The procedures set forth in Section 4.3 of the Asset Purchase Agreement shall apply to each party's indemnification obligations pursuant to this Section 6.

        6.5. Limitations on Liability.

            6.5.1. No action or claim by Licensee for a breach of warranty or representation or for indemnification pursuant to Section 6 may be brought or made after the date that is 18 months following the Effective Date, except that such time limitation shall not apply to claims which have been subject to a written notice from the indemnified party to the indemnifying party prior to the expiration of such 18 month period, which notice will specify in reasonable detail the nature of the claim. In no event will Licensor have liability for any claims mentioned above in excess of $2,000,000, in the aggregate, including, without limitation, any expenditures by Licensor in connection with its exercise of remedies under Section 6.3. This $2,000,000 limit is independent of any monetary limits on indemnification set forth in any other Transaction Document. The foregoing limitation shall not apply to claims to the extent based on willful and intentional breaches of the above referenced representations and warranties.

            6.5.2. No action or claim by Licensor for breach of warranty or representation or for indemnification pursuant to Section 6 may be brought or made after the date that is 18 months following the Effective Date, except that such time limitation shall not apply to claims which have been subject to a written notice from the indemnified party to the indemnifying party prior to the expiration of such 18 month period, which notice will specify in reasonable detail the nature of the claim. In no event will Licensee have liability for any claims mentioned above in excess of $2,000,000, in the aggregate.

        6.6. Exclusive Remedy. The indemnification set forth in this Section 6 shall be the exclusive remedy of either party for the breach of a representation or warranty of the other party set forth in this Agreement except for claims relating to fraud.

Section 7. Exclusion of Damages; Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR (A) DAMAGES IN EXCESS OF $4,000,000 (WHICH INCLUDES THE $1,000,000 CAP OF SECTION 4.4OF THE ASSET PURCHASE AGREEMENT AND THE $2,000,000 CAP OF SECTION 6.5 HEREOF), OR (B) INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUES OR LOSS OF PROFITS, WHICH DAMAGES UNDER (A) OR (B) - ARISE OUT OF OR


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RELATE TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT
OR IN TORT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE EXCLUSIONS AND LIMITATIONS DO NOT APPLY TO FRAUD OR WILLFUL BREACHES.

Section 8. Term; Breach, Remedies. This Agreement shall commence on the Effective Date and continue in perpetuity. Each party acknowledges that that a breach by either party of Section 3 will result in irreparable harm to the other, which is not compensable by money damages. Therefore, in the event of such a breach, each party hereby acknowledges that the other will be entitled to injunctive relief and/or specific performance. Cancellation, revocation, or other termination of the Licenses under this Agreement shall never be a remedy for breach.

Section 9. General.

        9.1. Further Assurances; Cooperation. After the date hereof, each party hereto will execute and deliver such further instruments and documents and perform such acts as may be reasonably necessary or appropriate to cause the satisfactory completion and consummation of the transactions contemplated by this Agreement.

        9.2. Relationship of Parties. Licensor and Licensee are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between them. Neither party has any express or implied right or authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party. Nothing in this Agreement will be construed to make either party liable for the obligations, acts or activities of the other.

        9.3. Assignment. Except as hereinafter contemplated, this Agreement and the rights of the parties hereunder may not be assigned by any party without the prior written consent of the other parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee may assign this Agreement in its entirety to a third party without Licensor's consent: (a) to any third party operating primarily in the Field of Use or which owns a division operating primarily in the Field of Use, or (b) in connection with the sale of all or substantially all of the assets or stock of Licensee to such third party or a merger of Licensee with or into such third party, provided that in any such case, the third party and any division of the third party does not compete with, or have a product line which competes with Licensor in the field of microprocessors for (i) videoconferencing or (ii) audio transmission over data networks (e.g., Voice-over-Internet Protocol). Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the parties hereto and their respective successors and assigns.

        9.4. Audit. Each party shall have the right to audit the other's books, records, and documentation related to compliance with the terms of this Agreement in order to ensure the other's compliance. Each party shall make these records available to the other for inspection and audit, at the other's expense, upon fifteen (15) business days' advance written notice to the other, no more than twice per calendar year.


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        9.5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, when transmitted by facsimile transmission and appropriate answerback received or, if mailed, three business days after mailing by United States first-class, certified or registered mail, postage prepaid, to the other party at the following address (or at such other address as shall be given in writing by any party to the other in accordance with these provisions):

If to Licensor:                     If to Licensee:

8x8, Inc.                           Interlogix, Inc.
2445 Mission College Boulevard      12345 S.W. Leveton Dr.
Santa Clara, CA 95054               Tualatin, OR  97062
Fax No:  408-980-0432               Fax No:  503-691-7562
Attention:  General Counsel         Attention: Kenneth L. Boyda

With a required copy to:            With a required copy to:

Latham & Watkins                    Berwind Corporation
135 Commonwealth Drive              3000 Centre Square West
Menlo Park, CA 94025                1500 Market Street
Fax No:  650-463-2662               Philadelphia, PA  19102
Attention:  Robert Koenig           Fax No: 215-563-4489
                                    Attention: Pamela I. Lehrer

                                    And to:
                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, PA  19103-2793
                                    Fax No:  215-994-2222
                                    Attention:  Herbert F. Goodrich, Jr.

                                    Stoel Rives LLP
                                    900 SW Fifth Ave, Ste 2600
                                    Portland, OR  97204-1268
                                    Fax No: 503-220-2480
                                    Attention:  Paul S. Angello, Joseph D. Cohen


        9.6. Entire Agreement; Waiver. This Agreement and the Transaction Documents, and any Exhibits or Schedules hereto or thereto, and any provisions incorporated by reference herein or therein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.


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        9.7. Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        9.8. Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, and
(b) waive (i) any inaccuracies in representations by any other party, (ii) compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (iii) the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

        9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to any principles of conflicts of laws. Each of Licensor and Licensee further agrees that service of process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 9.5 (or at such other address as shall be given in writing by either party to the other in accordance therewith) shall be effective service of process for any action, suit or proceeding with respect to any matters under this Agreement.

        9.10. Signature in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


8X8, INC.                                      INTERLOGIX, INC.




/s/  Keith Barraclough                       /s/  John R. Logan
-------------------------------------        -----------------------------------
Name:   Keith Barraclough                    Name:  John R. Logan
Title:  President and Chief Operating        Title:  Chief Financial Officer
        Officer


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